Exhibit 99.1

Item 6 — Selected Financial Data
The following table presents the Company's historical selected financial data, which has been recast to include the Drop Down Assets, as if the transfers had taken place from the beginning of the financial statements period, or from the date the respective entities were under common control (if later than the beginning of the financial statements period). Collectively, Drop Down Assets include the following: the June 2014 Drop Down Assets, January 2015 Drop Down Assets, November 2015 Drop Down Assets, CVSR Drop Down and March 2017 Drop Down Assets. The acquisitions are further described in Item 15 — Note 3, Business Acquisitions, to the Consolidated Financial Statements. Additionally, for all periods prior to the formation of the Company, the data below reflects the Company's accounting predecessor, or NRG Yield, the financial statements of which were prepared on a ''carve-out'' basis from NRG and are intended to represent the financial results of the contracted renewable energy and conventional generation and thermal infrastructure assets in the U.S. that were acquired by the Company on July 22, 2013. For all periods subsequent to the formation of the Company, the data below reflects the Company's consolidated financial results.
This historical data should be read in conjunction with the Consolidated Financial Statements and the related notes thereto in Item 15 and Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations.

	Fiscal year ended December 31,
(In millions)	2016	2015	2014	2013	2012
Statement of Income Data:
Operating Revenues
Total operating revenues	$1,021	$953	$828	$434	$186
Operating Costs and Expenses
Cost of operations	306	321	277	154	118
Depreciation and amortization	297	297	233	92	39
Impairment losses	183	—	—	—	—
General and administrative	14	10	8	7	7
Acquisition-related transaction and integration costs	1	3	4	—	—
Total operating costs and expenses	801	631	522	253	164
Operating Income	220	322	306	181	22
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	60	31	22	27	26
Other income, net	3	3	6	4	3
Loss on debt extinguishment	—	(9)	(1)	—	—
Interest expense	(268)	(254)	(211)	(72)	(29)
Total other expense, net	(205)	(229)	(184)	(41)	—
Income Before Income Taxes	15	93	122	140	22
Income tax (benefit) expense	—	—	—	(3)	10
Net Income	15	93	122	$143	$12
Less: Net (loss) income attributable to noncontrolling interests	(142)	(51)	3
Net Income Attributable to NRG Yield LLC	$157	$144	$119

Other Financial Data:
Capital expenditures	$20	$29	$60	$782	$1,398
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$569	$421	$362	$168	$57
Investing activities	(165)	(1,108)	(741)	(979)	(1,435)
Financing activities	(193)	368	749	848	1,376
Balance Sheet Data (at period end):
Cash and cash equivalents	$321	$110	$429	$59	$22
Property, plant and equipment, net	5,460	5,878	6,009	3,388	3,392
Total assets	8,620	8,622	8,773	4,687	3,874
Long-term debt, including current maturities	6,007	5,625	5,748	2,849	1,880
Total liabilities	6,316	5,982	6,078	3,138	2,449
Total members' equity	$2,304	$2,640	$2,695	$1,549	$1,425

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